Exhibit 99.1

                                                                NEWS RELEASE
                                                                Contact:
                                                                Bea Slizewski
                                                                Agrilink Foods
                                                                716-264-3189





                  AGRILINK FOODS ANNOUNCES WORKFORCE REDUCTIONS

ROCHESTER, NY, October 12, 2001...Agrilink Foods, a wholly-owned subsidiary of Agrilink (Pro-Fac Cooperative - Nasdaq: PFACP), today announced a reduction of approximately seven percent of its nationwide workforce, a total of about 300 positions. The reductions are part of an ongoing focus on low cost operations and include both salaried and hourly positions.

"This announcement reflects our ongoing focus on cost reduction," said Dennis M. Mullen, president and chief executive officer. "We must be a low cost operator in order to compete in today's marketplace. The reductions are just one piece of many other cost saving initiatives we've implemented over the past several months to ensure our continued success.

"These are never easy decisions to make," Mullen continued, "and we clearly understand the impact on Agrilink Foods associates. We appreciate their service to Agrilink Foods and are providing them with assistance to help them transition to their next employment opportunity."

Agrilink is an agricultural marketing cooperative with over 600 members nationwide. Its subsidiary, Agrilink Foods, is a $1.3 billion dollar national food company which processes and markets a variety of product lines of branded, private label and food service products in 30 facilities located throughout the United States and in Mexico. Included in Agrilink Foods' portfolio are the Birds Eye, Veg-All, McKenzie, Comstock and Wilderness brands.

Forward looking information:

This press release contains predictions, estimates, and other "forward-looking statements" within the meaning of section 21E of the Exchange Act and section 27A of the Securities Act. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated in these forward-looking statements as of the date of this press release. These risks include, but are not limited to, strong competition in the food industry, including competitive pricing, the integration of acquisitions, the effect of adverse weather conditions on the volume and quality of raw products, interest rate fluctuations, the effectiveness of marketing and shifts in market demand. Please refer to Agrilink Foods' Annual Report on Form 10-K for the fiscal year ended June 30, 2001, the risk factors section of Agrilink Foods' prospectus contained in our most recent registration statement on Form S-4, as well as other reports and information filed by Agrilink Foods with the Securities and Exchange Commission, for more information on factors that could cause actual results to differ.


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